Exhibit 99


                  AMERICAN HOME PRODUCTS CORPORATION ANNOUNCES
             LOWER EXPECTED EARNINGS FOR THE SECOND QUARTER AND YEAR
                DUE TO AGRICULTURAL AND ANIMAL HEALTH SHORTFALLS

     Madison, New Jersey, June 1, 1999 - American Home Products Corporation (NYSE:AHP) announced today that the Company's earnings for the 1999 second quarter and year will be affected by weaker than expected results in the agricultural products business and the livestock segment of its animal health business. As a result, diluted earnings per share for the second quarter and year 1999 are expected to be approximately $0.07 and $0.11 lower than analyst consensus estimates of $0.41 and $1.89.

     The shortfall in the North American agricultural products business is due primarily to reduced demand for grain in international markets and reduced U.S. livestock grain consumption combined with record harvests over the last two years in the Americas. As a result, commodity prices are at their lowest levels in more than a decade. In turn, farmers are reducing input cost by lowering application rates and choosing the lowest cost chemical alternative.

     Similarly, in the livestock sector of the animal health business, beef and swine prices have been at historic lows and producers are reducing consumption of livestock related animal health products more significantly than we had recently anticipated.

     Unsatisfactory conditions prevailing in these businesses are expected to continue into next year.

     "We are obviously disappointed with the performance of our agricultural and livestock animal health businesses and are concerned about their outlook for the near future," said Mr. John R. Stafford, Chairman, CEO and President of AHP. "We are reviewing strategic alternatives with respect to the agricultural product and livestock businesses."

     Mr. Stafford went on to say that "sales of Premarin, Effexor and recently launched Enbrel are growing and most importantly the pharmaceutical pipeline is the strongest in the company's history. Anticipated results for the pharmaceutical, consumer health driven by the Centrum family of products, and companion animal businesses remain strong."

     American Home Products Corporation is one of the world's largest research-based pharmaceutical and health care products companies. It is a leader in the discovery, development, manufacturing and marketing of prescription drugs and over-the-counter medications. It is also a global leader in vaccines, biotechnology, agricultural products, and animal health care.

     The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties including, without limitation, risks associated with the inherent uncertainty of pharmaceutical research, product development and commercialization, the impact of competitive products, and patent, and other risks and uncertainties, including those detailed from time to time in AHP's periodic reports, including quarterly reports on Form 10-Q and the annual report on Form 10-K, filed with the Securities and Exchange Commission. Actual results may differ from forward-looking statements.

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